CODE OF ETHICS

(March 2009)

of

SATURNA CAPITAL CORPORATION

under Rule 204a1 of the Investment Advisers Act
including its subsidiary

SATURNA BROKERAGE SERVICES, INC.

and

SATURNA INVESTMENT TRUST
AMANA MUTUAL FUNDS TRUST

under Rule 17f1 of the Investment Companies Act

PREAMBLE

We have a fiduciary duty to our clients. They deserve our undivided loyalty and effort, and their interests come first. We must avoid even the appearance of impropriety. Our personnel must not take inappropriate advantage of their positions and the access to information that comes with their positions.

Supervised persons must comply with applicable federal and state securities laws, as well as regulations and rules of the Financial Industry Regulatory Authority.

The Board of Directors of Saturna Capital Corporation and the Board of Trustees of both Saturna Investment Trust and Amana Mutual Funds Trust adopted this Code of Ethics to assist in maintaining the highest standard of conduct. The Adviser and Fund encourage private investment activities, but such activities must be carried out within the letter and spirit of this Code. The Board of each Fund must approve any material change to this Code of Ethics within six months of the change. Questions should be brought to the attention of the Chief Compliance Officer in advance of the execution of any trade.

By accepting employment with the Adviser or association with a Fund, you have agreed to be bound by this Code. This Code is a part of the Saturna Manual, which governs the operations of Saturna Capital and its affiliates. As part of the Saturna Manual, each employee annually certifies in writing his understanding of and intention to comply with this Code (including any amendments).

SECTION 1 – DEFINITIONS

(a) "Adviser" means Saturna Capital Corporation, including any of its subsidiaries.

(i) "Fund" means any registered investment company adopting this Code of Ethics.

(ii) "Chief Compliance Officer" means the person designated by the Adviser and the Fund to act in that capacity under Rule 38a1 of the Investment Company Act.

"Adviser" does not include any consultant or sub-advisor whose only role is to advise on general principles.

(b) "Access person" means any director, officer, or advisory person of the Adviser or Fund.

(c) "Advisory person" means:

(i) any employee of the Adviser or Fund who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the clients of the Adviser or the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) any natural person in a control relationship to any client of the Adviser or Fund who obtains information concerning recommendations made to the client concerning the purchase or sale of a security.

(d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when that person seriously considers making such a recommendation.

(e) "Beneficial ownership" has the same meaning as used in Rule 16a-1(a)(2) under the Exchange Act (the "Rule"), except that the determination of direct or indirect beneficial ownership shall apply to all securities that an access person has or acquires. "Direct or indirect beneficial ownership" means direct or indirect influence or control or ownership of any beneficial interest. The terms of the Rule are incorporated herein by reference and shall control any determination hereunder.

In general, and without limiting the foregoing, (i) a person has beneficial ownership in any securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; and
(ii) beneficial ownership includes a general partner's proportionate interest in the portfolio securities held by a general or limited partnership.

(f) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. There is a presumption of control on the part of any person who owns beneficially 25% of the voting securities of the company.

(g) "Disinterested Trustee" means a trustee of a Fund who is not an "interested person" of the Fund. Only for purposes of this Code, it shall include a trustee of a Fund who, though an interested person of the Adviser by virtue being solely a consultant to a Fund, is not an employee, officer or director of the Adviser.

(h) "Interested person" of another person means, when used with respect to a Fund:

(i) any affiliated person of such company,

(ii) any member of the immediate family of any natural person who is an affiliated person of such company,

(iii) any interested person of any investment adviser or principal underwriter for such company,

(iv) any person or partner or employee of any person who at any time since the beginning of the last two fiscal years of such company has acted as legal counsel for such company,

(v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer, and

(vi) any natural person whom the Securities and Exchange Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two fiscal years of such company, a material business or professional relationship with such company or with the principal executive officer of such company or with any other Investment Company having the same Investment Adviser or principal underwriter or with the principal executive officer of such other Investment Company.

Provided, That no person shall be deemed to be an interested person of an Investment Company solely because of (a) his being a member of its Board of Trustees or advisory board or an owner of its securities, or (b) his membership in the immediate family of any person specified in clause (a) of this proviso.

For the purposes of this paragraph (h), "member of the immediate family" means any parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, and includes step and adoptive relationships.

(i) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

(j) "Security" means any note, stock, treasury stock, bond, debenture, mutual fund share, evidence of indebtedness, certificate of interest or participation in any profit—sharing agreement, collateral—trust certificate, preorganization certificate or subscription, transferable share, investment contract, option or right to purchase or sell, voting—trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

"Security" does not include direct obligations of the Government of the United States (including short-term debt securities that are government securities within the meaning of the Investment Company Act), bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other high-quality short-term debt instruments, shares of registered open-end money-market investment companies, and securities based upon a recognized market index [including derivatives (such as options or futures) based on a market index].

(k) "Security held or to be acquired" by a client means any security (including any option on a security and any security that is convertible into or exchangeable for) which, within the most recent fifteen (15) days:

(i) is or has been held by such client, or

(ii) is being or has been considered by such client or the Adviser for purchase by such client.

(l) "Supervised person" means any employee of Saturna Capital Corporation or its subsidiaries.

SECTION 2 – EXEMPTED TRANSACTIONS

The prohibitions of Section 3 of this Code of Ethics shall not apply to:

(a) Securities not Eligible for Clients. Purchases or sales of securities that are not eligible for purchase or sale by any client.

(b) Non-volitional Transactions. Purchases or sales that are non-volitional by either the access person or any client (including transactions in fully discretionary portfolio management accounts managed by registered investment advisers and with respect to which such access person has no actual advance knowledge of a given trade).

(c) No Control. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(d) Automatic Investment Plans. Purchases or sales made automatically in accordance with a predetermined schedule and allocation, such as dividend reinvestment plans.

(e) Rights Offerings. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

(f) Approved Transactions. Purchases or sales that receive the prior approval of the Chief Compliance Officer on the basis that they do not present the types of conflicts of interest or potential harm intended to be covered by this Code of Ethics.

(g) Disinterested Trustees. Transactions by a Disinterested Trustee and any Officer who is not an affiliated person of the Adviser are subject to the provisions of Sections 3 and 5 only if the Trustee/Officer, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee/Officer, should have known that, during the five day period immediately preceding or after the date of the transaction by the Trustee/Officer, such security was purchased or sold by the Fund or was being considered for purchase by its Adviser.

(h) Insignificant Position.

  Purchases or sales that result in an open (long or short) security position (or options thereon) no larger than 1% of the average daily trading volume for the last month.
  Purchases or sales that result in an open security position no larger than 2,000 shares (or options thereon) for any stock in the Standard & Poor's 500 Index, or 500 shares (or options thereon) for any stock in the Standard & Poor's 400 Mid-Cap Index or Standard & Poor's 600 Small-Cap Index.
(i) Section 28(e) transactions. Transactions executed by Saturna Brokerage Services for a Fund within the safe harbor of Section 28(e) of the 1934 Act will not be deemed to violate the Section 17(e) general prohibitions.

(j) Mutual funds. Purchases or sales of mutual fund shares.

Any action, duty or responsibility delegated to the Chief Compliance Officer under this Code of Ethics may, in his absence, and shall, with respect to actions involving the personal transactions of the Chief Compliance Officer, be performed by the Compliance Officer or any director of the Adviser.

SECTION 3 – PROHIBITED PURCHASES AND SALES

(a) Pre-Clearance Required. No employee of the Adviser or any access person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect beneficial ownership without first obtaining the permission of the Chief Compliance Officer, who shall make reasonable inquiry as to the trading or proposed trading or pending purchase or sale orders by clients of the Adviser in such security. The Adviser will maintain records of the approval of, and rationale supporting, the acquisition of investments in IPO’s and Private Placementsfor at least five years after the end of the fiscal year in which the approval is granted.

(b) Conflicting Trades. No employee or access person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect beneficial ownership, if the person knows at the time of purchase or sale that the security is being considered, or within five days preceding the proposed transaction has been considered, for purchase or sale by any client; or
  is being purchased or sold by any client, or was purchased or sold by a client within the five days preceding the access person's transactions; or
  is designated by the Adviser as a "Recommended Security" for consideration of any client for purchase or sale.
  However, an employee or access person may participate as part of a "bunch" order with clients simultaneously purchasing or selling a security. The Adviser must determine that, for each transaction, bundling is consistent with best execution and no client is favored.

(c) Blackout Period. No advisory person shall purchase or sell a security during a period of five days before and five days after the date on which a Fund or client for which he or she is portfolio manager or co-manager, engages in any purchase or sale in such security; provided, however, that in appropriate cases the Chief Compliance Officer may waive such prohibition in his discretion if all client trades have been cleared or executed.

(d) Initial Public Offerings. No access person or employee may purchase, directly or indirectly, any security in which he has or because of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale, is the subject of an initial public offering.

(e) Private Placements. No advisory person or employee may purchase, directly or indirectly, any security in which he has or because of such transaction acquires, any direct or indirect beneficial ownership, if such transaction is not in the open market, or if such transaction is made pursuant to any exemption from the registration provisions of the federal securities laws unless such transaction has been approved in advance by the Chief Compliance Officer.

Provided, that in determining whether to grant permission for such private placement, the Chief Compliance Officer shall consider, among other things, whether such offering should be reserved for a Fund or other client of the Adviser, and whether such transaction is being offered to the person because of his or her position with the Adviser.

Provided further, that any such person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by clients of the Adviser, and that the decision to purchase or sell such security should be made by persons with no personal direct or indirect interest in the security.

(f) Principal Transactions. Neither the adviser nor any employee nor any affiliate may effect a transaction as principal with a client.

(g) Short-swing trades. Securities may not be purchased and sold, or sold and repurchased, within 14 calendar days. The Chief Compliance Officer may, for good cause shown, permit a short-swing trade, but shall record the reasons and grant of permission with the records of the Code.

SECTION 4 – PROHIBITED ACTIVITIES

(a) Gifts and Gratuities

(1) Definitions: As used in this Section:

"Business Entertainment" means ordinary and usual business entertainment such as an occasional meal, ticket to a sporting event or theater, or comparable entertainment, so long as it is neither so frequent nor so extensive as to raise any question of propriety and the person providing the Business Entertainment must accompany the recipient to any such function

"Gift" includes anything of value, but does not include ordinary and usual "Business Entertainment".

(2) Limit on Gifts: No Access Person or employee, whether directly or indirectly, shall give or receive a Gift in excess of $100 per year to or from any person associated in any capacity with another FINRA member firm. All Gifts must be reported to the Chief Compliance Officer within 5 days of receipt.

(3) Business entertainment: No Access Person or employee may provide Business Entertainment to any person from whom Saturna is soliciting business or with whom Saturna is conducting business, in excess of the dollar limit applicable to such person as established by the President or Chief Financial Officer of Saturna. For purposes of this rule, Trustees of the Funds and clients of Saturna are not considered to be "doing business" with Saturna.

(4) Payment or Reimbursement of Expenses.

Payments of an employee’s, officer’s, Director’s or Trustee’s ("Attendee") expenses in connection with meetings held by an offeror or by an NASD member, for the purpose of training or education of the Attendee may be received, provided that:

  The record keeping requirement in paragraph (c) is satisfied, including all compensation received, the name of the offeror or FINRA member, the amount of cash received, and the nature and, if known, value of any non-cash compensation;
  The Attendee obtains Saturna’s prior approval to attend the meeting;
  The location is appropriate to the purpose of the meeting, which shall mean an office of the offeror or the FINRA member, or a facility located in the vicinity of such office, or a regional location with respect to regional meetings;
  The payment or reimbursement is not applied to the expenses of guests of the Attendee; and
  The payment or reimbursement by the offeror is not subject to any conditions.

(5) Exception
The limits of this the immediately preceding paragraph (4) shall not apply to any expenses incurred by any Fund or Trustee which are paid by the Adviser in connection with any meeting, conference, education or other activity of any kind related to business of a Fund.

(b) Directorships. No advisory person or employee shall serve as director of any publicly traded company without first obtaining approval of the Chief Compliance Officer. Any such approval shall be based on a determination by the Chief Compliance Officer or directors that such board service will be consistent with the interests of the clients of the Adviser, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. At the direction of the Chief Compliance Officer, in his sole discretion, such person may be required to resign from such directorship.

(c) Brokerage accounts.

(1) All employees and access persons who own or trade securities must maintain a brokerage account with Saturna Brokerage Services, and hold all of their securities in that account, and perform all trading through that account; provided, however, that such persons are not required to purchase no-load mutual funds through Saturna Brokerage Services if and only if the purchase is made directly from the no-load fund and such transactions are entered into the person’s account maintained on NEPTUNE for reporting purposes.

(2) Employees and access persons may not, directly or indirectly, have an interest in any brokerage or trading account outside of SBS. Employees having any such account shall arrange to transfer all such accounts to SBS.

(3) The President may permit, in unusual circumstances and for good cause shown, an employee or access person to maintain an account other than with SBS, if such account (i) is managed by a person not related to such access person, (ii) such manager is a registered investment adviser, (iii) such manager has acknowledged in writing to the President that such adviser is aware that the access person is not permitted to have advance knowledge of the specifics of any transaction in the account; and (iv) such access person in fact has no advance knowledge of any transaction. And, provided further that

(a) Any access person permitted to maintain such an account not with SATURNA BROKERAGE SERVICES, shall instruct the manager or custodian with which such account is maintained to send copies of confirmations of all personal securities transactions and copies of periodic statements with respect to such account directly to the Chief Compliance Officer; and

(b) Such access person shall be responsible for maintaining on the NEPTUNE recordkeeping system of Saturna Brokerage an accurate inventory of all securities held by such person that are required to be reported under this Code of Ethics.

(d) Disclosure. No access person may recommend or attempt to cause any securities transactions by a client or participate in any investment decision without disclosing his interest in the securities.

(e) Insider Trading.

  Employees and access persons obtaining material nonpublic information should refrain from disclosing that information to anyone. Additionally, employees should not trade in the securities to which the information relates.
  Access persons who are aware of the misuse of material nonpublic information should report such to the Chief Compliance Officer.

(f) Short Sales and Options.

  Access Persons and employees may not sell short any security on the Adviser’s Recommended List. Portfolio managers may not conduct short sales of any security.
  Access Persons and employees may not purchase any option or other security in combination with any other options or securities from which the Access Person would, directly or indirectly, benefit from a price decline in any stock on the Recommended List.

(g) Waivers. The Chief Compliance Officer, in unusual circumstances and for good cause shown, may recommend to an ad hoc committee consisting of the Chief Compliance Officer plus one other director of Saturna, the waiver of any of the prohibitions in Section 3 and Section 4 as to any particular set of circumstances, and such prohibition may be waived in such limited circumstances by such ad hoc committee. A copy of the minutes of their deliberations shall be maintained with the records regarding enforcement of this Code of Ethics.

SECTION 5 – REPORTING

(a) Trade Executions. Every access person and employee shall report to the Chief Compliance Officer the information described in Section 5(b) of this Code of Ethics with respect to transactions in any security in which such person has, or because of such transaction acquires, any direct or indirect beneficial ownership in the security. Entry of such information into the person’s account in NEPTUNE shall constitute compliance with this provision.

(b) Required Information. Every report shall be made not later than ten (10) days after the end of the execution of the transaction, and shall contain the following information:

  The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
  The price at which the transaction was effected; and,
  The name of the broker, dealer or bank with or through whom the transaction was effected.

(c) Review of reports.

  The Chief Compliance Officer shall be responsible for a quarterly review, as prepared by the Adviser's NEPTUNE system, which compares the reported personal securities transactions of employees with completed portfolio transactions of clients to determine whether a violation of this Code of Ethics may have occurred. The Chief Compliance Officer shall also review any initial and annual holdings reports. The Adviser will maintain the names of the persons reviewing these reports.
  At their first regular meeting in each calendar year, the Fund boards must be provided and review an annual report from the Adviser on compliance for the previous year. The Boards must receive a certification that the Fund and the Adviser "have adopted procedures reasonably necessary to prevent Access Persons from violating" their codes (a) before approving this Code of Ethics and (b) "not less frequently than annually" thereafter. The annual report to the Fund boards must describe any issues and material violations arising under this Code since the last report.

(d) Not considered admission. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(e) Political Contributions. Any employee making political contributions, in cash or services, must report each such contribution to the municipal principal quarterly, who will compile and report thereon as required under relevant regulations.

(f) Certification.

  Within ten days of employment, all personnel shall meet with the Chief Compliance Officer to discuss the reporting requirements of this Section. At that time, the employee shall deliver to the CCO a complete record of all securities holdings in which the employee has a direct or indirect beneficial interest, and shall provide the CCO with evidence that the employee has made provision with SBS to open an account with SBS, and as soon as practicable, arrange to transfer all securities holdings to SBS and close any previous outside accounts.
  At the end of the employee’s first month of employment, the employee shall meet with the CCO and demonstrate that the employee has completed the process of closing all outside accounts and moving all holdings to SBS. If the employee has not done so, or is having difficulty doing so, the CCO will provide appropriate guidance and assistance to the employee to complete the process.
  In conjunction with the Adviser's annual employee compliance meeting (normally held in August), and more frequently if instructed by the Chief Compliance Officer, all Adviser personnel shall certify the accuracy of the inventory of their securities holdings on the NEPTUNE recordkeeping system, and to their knowledge of and compliance with this Code of Ethics.
  An employee’s willful non-compliance with completion of this process shall be considered a violation of this Code of ethics.

(g) Fund Disclosure. As provided under Rule 17j1, Funds disclose in their registration statements (1) that the Fund and its Adviser have adopted this Code of Ethics, (2) that this Code permits personnel to invest in securities for their own accounts, and (3) that this Code is on public file, and available from, the SEC. This Code of Ethics is filed as an exhibit to the Funds' registration statements and is available online at Saturna Capital’s website.

SECTION 6 – SANCTIONS

All violations of this Code of Ethics must be reported to the Chief Compliance Officer immediately, or in the absence of the Chief Compliance Officer, to any Compliance Officer, the President of Saturna or to any Director. Any violations discovered by or reported to the Compliance Officer or Chief Compliance Officer shall be reviewed and investigated promptly, and reported through the Chief Compliance Officer to the Board of Directors of the Adviser, with copies to Fund boards. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the Chief Compliance Officer. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the Chief Compliance Officer, the Board of Directors of the Adviser may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

(a) letter of censure;

(b) suspension or termination of the employment;

(c) reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

(d) in serious cases, referral to law enforcement or regulatory authorities.